Exhibit 8.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

January 11, 2021

GraniteShares LLC
as Sponsor to GraniteShares Platinum Trust
205 Hudson Street, 7th Floor
New York, New York 10013

Ladies and Gentlemen:

We are acting as special United States tax counsel to GraniteShares Platinum Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on January 11, 2018 under New York law pursuant to a Depositary Trust Agreement dated January 11, 2018 between GraniteShares LLC, as sponsor (the “Sponsor”), and The Bank of New York Mellon, as trustee, of shares, representing units of fractional undivided beneficial interest in the net assets of the Trust (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and have reviewed and relied upon representations made to us by a duly authorized officer of the Sponsor, on behalf of the Sponsor and the Trust, in a letter dated as of the date hereof (the “Representation Letter”). We have also examined such other agreements, documents and records and other materials as we have deemed necessary in order for us to render the opinion referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, (i) the accuracy and completeness of the statements contained in the Registration Statement, (ii) that the Trust will operate at all times in the manner discussed in its organizational documents, the prospectus included in the Registration Statement (the “Prospectus”) and the Representation Letter, (iii) the accuracy and completeness of the facts, representations and assumptions set forth or referenced herein being accurate and (iv) that any representation qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify or negate the opinion expressed herein. Our opinion applies only as of the date hereof and we do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

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GraniteShares LLC
as Sponsor to GraniteShares Gold Trust

January 11, 2021

Based on and subject to the foregoing, it is our opinion that the discussion relating to federal income tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus, insofar as it describes statements of, and conclusions regarding, federal income tax law, and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date hereof, the material federal income tax consequences that generally will apply to the purchase, ownership and disposition of the Shares by a U.S. Shareholder (as defined in the Prospectus) and certain federal income tax consequences that may apply to an investment in the Shares by a Non-U.S. Shareholder (as defined in the Prospectus).

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Sponsor solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Holders of the Shares may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any holder of the Shares. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and the references to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/ Vedder Price
VEDDER PRICE P.C.